Exhibit 99.1

Transcript – The Chemours Company, Q4 2023 Earnings Call, Mar 28, 2024

Ú Call Participants

EXECUTIVES

Brandon Ontjes

Vice President of FP&A and Investor Relations

Denise M. Dignam

President & CEO

Matthew S. Abbott

Interim CFO and Principal Financial & Accounting Officer

ANALYSTS

Arun Shankar Viswanathan

RBC Capital Markets, Research Division

Hassan Ijaz Ahmed

Alembic Global Advisors

John Patrick McNulty

BMO Capital Markets Equity Research

Joshua David Spector

UBS Investment Bank, Research Division

Michael James Leithead

Barclays Bank PLC, Research Division

Patrick Duffy Fischer

Goldman Sachs Group, Inc., Research Division

Jeffrey J. Zekauskas

JPMorgan Securities LLC

Vincent Stephen Andrews

Morgan Stanley, Research Division

Presentation

Operator

Good morning. My name is Sarah, and I will be your conference operator today. I would like to welcome everyone to The Chemours Company Fourth Quarter and Year-End 2023 Results Conference Call. A question-and-answer session will follow the conclusion of the prepared remarks. I would like to remind everyone that this conference call is being recorded.

I would now like to hand the conference call over to Brandon Ontjes, Vice President of FP&A and Investor Relations for Chemours. You may begin your conference.

Brandon Ontjes

Vice President of FP&A and Investor Relations

Good morning, everybody. Welcome to The Chemours Company’s Fourth Quarter and Year-End 2023 Earnings Conference Call. I’m joined today by Denise Dignam, Chemours’ Chief Executive Officer; and Chemours’ Interim Chief Financial Officer, Matt Abbott.

Before we start, I would like to remind you that comments made on this call as well as in the supplemental information provided in our presentation and on our website contain forward-looking statements that involve risks and uncertainties as described in Chemours’ SEC filings. These forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events that may not be realized. Actual results may differ, and Chemours undertakes no duty to update any forward-looking statements as a result of future developments or new information.

©2024, AlphaSense, Inc. All Rights Reserved. AlphaSense is a service mark of AlphaSense, Inc. All other trademarks mentioned belong to their respective owners.

During the course of the call, we will refer to certain non-GAAP financial measures that we believe are useful to investors evaluating the company’s performance. A reconciliation of non-GAAP terms and adjustments are included in our press release issued yesterday. As a reminder, our press release, 10-K, and our supplemental earnings deck have been posted to the Investor Relations section of our website.

With that, I will turn the call over to our CEO, Denise Dignam.

Denise M. Dignam

President & CEO

Thank you, and good morning, everyone. I appreciate that you’ve joined us today. Before I introduce myself, I want to thank all of you for your patience and understanding. We’ve been working diligently over the past few weeks to get to today. I have great confidence in this company, our values, and our people, and I am energized to lead our important work going forward.

I acknowledge that we face challenges. At the same time, though, we have opportunities to unlock the potential of Chemours, and we’re moving ahead with a sense of focus and urgency to do so. I know our shareholders want to own a company that they can count on for profitability and growth, with strong ethics, values, and integrity. I share these priorities; so let’s talk about how we’re going to deliver on them.

First, let me give you some perspective on what you can expect of me as CEO of Chemours. Fresh out of Drexel University, I joined DuPont 36 years ago as a design engineer. I worked shifts in our manufacturing operations, the first woman to do so at our Chambers Works site in New Jersey. Here, I learned firsthand about the people and processes that underpin a successful manufacturing operation, how hard the work was, and how skilled you had to be to do it well. It also ingrained in me an appreciation for how much pride there was in driving efficiency and process improvement in doing the job better, delivering tangible results. In a manufacturing business like Chemours, the safety and wellbeing of our people come first. It’s where integrity starts. I learned this early on, too.

Later, I moved into customer-facing roles in sales and in marketing. I learned customers have choices. I learned how important customer relationships are and how those trusting relationships create real and sustained value. These experiences taught me that you need to do what’s right for customers and what’s right for employees. These are keys to success. I also established a track record for making quick, bold, and sound moves that drove results, and a reputation for transparency, directness, being hands-on, and using simple language.

When I joined Chemours as part of the spin out in 2015, I was excited to join a new company with really good roots. These were based on our leading technologies and our superior manufacturing. When I started at Chemours, I led the North American region for Fluoropolymers, as well as having responsibility for our global Nafion™ and Krytox™ businesses. This is when I saw the potential for Nafion™. At the time, hydrogen was not considered a strategic growth priority. We quickly pivoted to making it one of our growth engines, aligned with the growth of hydrogen.

Next, I raised my hand to lead operations, and then went on to become President of our Advanced Performance Materials segment, where during my tenure we took down costs by about 10% and doubled margins in the business.

About a year ago, I took on the role of President of our Titanium Technologies segment. I launched our Transformation Plan, and we are well underway to enhancing performance and efficiency. Yes, there’s more work to be done on both businesses, but we are headed in the right direction.

Let’s be clear about where we stand today. We have two dynamics at play with our business, and I want to be plain spoken about each, the difference between them, and how we are going to act accordingly. One, we operate in certain mature markets where we must have the lowest cost position, TT and APM Advanced Materials portfolio. Two, we operate in markets with great opportunities to grow through technology developments, TSS and APM Performance Solutions portfolio.

Now, let’s focus on how we’re going to deliver on our priorities. First, we will relentlessly take cost out of all of our businesses like what we are doing through our TT Transformation Plan. We launched the Transformation Plan to drive effective resource allocation for higher productivity while driving cost out of the business. Our TT employees have embraced this challenge and are producing results. We closed the Kuan Yin site, a high-cost asset. We shifted resources to process innovation to deliver greater efficiencies in manufacturing. We put laser focus on our mining operations to maximize the return on our mining investments, delivering more ore to our pigment plants through backward integration without increasing capital.

You will see the impact of these actions in our results. We achieved approximately $50 million in cost savings in 2023, even in the face of input cost headwinds. We are on track to take at least another $125 million of cost out of the business in 2024.

Let me emphasize, this is not our expected year-over-year improvement in earnings. It is sustainable cost takeout that is returning TT to a leading cost position. What we are doing in TT is a good example of what you can expect in a second phase of cost-out in APM. We’re looking carefully at optimizing our product portfolio and, at the same time, driving efficiency and productivity. As I said earlier, the second element of our value-creation formula is investing in high-return, market and customer-driven growth opportunities. This is important in TSS and APM Performance Solutions portfolio.

TSS is uniquely positioned to capture the significant secular growth opportunity driven by changing regulations that will favor low global warming potential refrigerants and advanced cooling solutions. We have clear investment plans to capture this opportunity, including the expansion at Corpus Christi as well as investment in next-generation refrigerants and immersion cooling, all of which is currently underway.

For APM, we are executing on growth projects to address high-growth potential in applications such as hydrogen production, semiconductors, and electric vehicles. Also, you may recall we launched a joint venture, THE Mobility F.C. Membranes Company, in 2023 to accelerate the capacity to manufacture fuel cell and humidifier membranes for mobility applications. This JV is off to a fantastic start.

Now, let me introduce Matt Abbott, our Interim CFO. Matt joined Chemours in 2017 from PwC, where he was an audit partner. He started his tenure with Chemours in our internal audit group and later served as Chief Accounting Officer and Controller. In June of last year, Matt was promoted to Chief Enterprise Transformation Officer. We appreciate his leadership as we continue our comprehensive search for a permanent CFO.

I’ll now turn the call over to Matt.

Matthew S. Abbott

Interim CFO and Principal Financial & Accounting Officer

Thank you, Denise; and thank you for the introduction. I’m pleased to be here with all of you this morning. Over the next few minutes, I will discuss our fourth quarter and full year 2023 results. First, let me note that in a separate press release issued yesterday, we announced that our Audit Committee has completed its planned procedures with respect to its internal review. Additional information is available in that release as well as in the Form 10-K that we filed with the SEC yesterday afternoon. Our focus today, however, is on results and future actions.

Turning now to our results. Consolidated fourth quarter 2023 Net Sales increased 2% year-over-year to $1.4 billion. This growth reflects the following. TT segment sales increased 7%, driven by improved titanium dioxide demand outside of North America. TSS segment sales increased 17%, due to increased demand for our Opteon™ low global warming potential refrigerants. And APM segment sales declined 15%, driven by softness in our economically sensitive Advanced Materials portfolio, partially offset by double-digit growth in our Performance Solutions portfolio.

Fourth quarter net loss on a GAAP basis was $18 million, or $0.12 per diluted share. Adjusting primarily for $62 million of after-tax litigation settlement charges, adjusted net income was $46 million.

Operator

Sorry, ladies and gentlemen, one moment, please, we’ve lost connection with the speaker line.

Matthew S. Abbott

Interim CFO and Principal Financial & Accounting Officer

Apologies to everybody for the technical difficulty. Just to make sure that my comments are fully communicated, I’m just going to go back and repeat the section from when I was handed the call over from Denise.

Over the next few minutes, I will discuss our fourth quarter and full year 2023 results. First, let me note that in a separate press release issued yesterday, we announced that our Audit Committee has completed its planned procedures with respect to its internal review. Additional information is available in that press release as well as in the Form 10-K filed with the SEC yesterday. Our focus on the call today is on results and future actions.

Turning now to our results. Consolidated fourth quarter 2023 Net Sales increased 2% year-over-year to $1.4 billion. This growth reflects the following. TT segment sales increased 7%, driven by improved titanium dioxide demand outside of North America. TSS segment sales increased 17% due to increased demand for our Opteon™ low global warming potential refrigerants. And APM segment sales declined 15%, driven by softness in our economically sensitive Advanced Materials portfolio, partially offset by double-digit growth in our Performance Solutions portfolio.

Fourth quarter GAAP Net Loss was $18 million, or $0.12 per diluted share, adjusting primarily for $62 million of after-tax litigation settlement charges. Adjusted Net Income was $46 million, which compares to $480 thousand in the prior-year quarter. Adjusted Net Income per diluted share was $0.31, compared to breakeven in the prior-year quarter. Adjusted EBITDA in the fourth quarter increased to $176 million compared to $120 million in the prior-year quarter. This increase was primarily driven by favorable demand in TSS, lower input costs across our businesses, and cost savings from the TT Transformation Plan.

Now turning to our consolidated annual results. For the full year 2023, consolidated Net Sales were $6.0 billion, down 11% from the prior year. This decline was driven by lower year-over-year volumes in TT and in our APM segment’s Advanced Materials portfolio, partially offset by stronger volumes and pricing in TSS. For the full year, GAAP Net Loss was $238 million, or $1.60 per diluted share, adjusting primarily for $639 million of after-tax litigation settlement charges. Full year Adjusted Net Income was $425 million, or $2.82 per diluted share, compared to $738 million, or $4.66 per diluted share, in the prior year. Full year 2023 Adjusted EBITDA was $1.0 billion, down 25% from 2022, attributable to weaker results in TT and APM.

Our full year consolidated Adjusted EBITDA figure includes a $40 million charge related to non-cash inventory write-offs for our Kuan Yin facility closure. I want to be clear about what this reflects. In our third quarter results, Adjusted EBITDA excluded the impact of a $36 million charge for non-cash inventory write-offs associated with our Kuan Yin facility closure. As you may have seen in our comment letter filings with the SEC, subsequent to the filing of the third quarter Form 10-Q, we agreed that it would be appropriate to classify all non-cash inventory write-offs associated with our Kuan Yin facility closure as cost of goods sold. As such, we have now included this $36 million impact in consolidated Adjusted EBITDA for the year ended December 31, 2023. For the full year, non-cash inventory write-offs associated with the Kuan Yin facility closure were $40 million, all of which are reflected in cost of goods sold.

Now turning to our business segments, starting with TT. In the fourth quarter, TT Net Sales increased 7% year-over- year to $651 million. This improvement was driven by a 12% increase in volume on stronger demand in all regions, except for the North American market. Prices overall were down 6% year-over-year. Prices declined for market- exposed channels, which was partially offset by price increases for our contractual volumes. Currency impact was a slight 1% tailwind for the quarter.

Fourth quarter Adjusted EBITDA for TT was $64 million, up 52% versus the prior-year quarter, resulting in a 10% Adjusted EBITDA Margin, or 300 basis points higher year-over-year. These increases were primarily driven by the growth in volume and cost savings from our TT Transformation Plan.

Moving now to our TSS segment. For the fourth quarter, TSS delivered a 17% year-over-year increase in Net Sales to $374 million. This result was driven by broad-based 10% growth in volumes across portfolios, with the exception of legacy refrigerant products, and a 6% increase in price, driven by pricing actions across legacy HFCs and in our Foam, Propellants, and Other Products portfolio. Currency impact also provided a 1% tailwind to growth. Fourth quarter Adjusted EBITDA for TSS reached $124 million, up from $54 million in the prior-year quarter. Adjusted EBITDA Margin was 33%, 16 percentage points higher year-over-year.

Now, turning to APM. For fourth quarter 2023, Net Sales for APM were $325 million, 15% lower versus the prior year. This result was attributable to 18% lower volume, partially offset by a 2% increase in price and a 1% currency tailwind. Softness was driven by a 27% Net Sales decline in our Advanced Materials portfolio, which covers more economically sensitive end markets. This was partially offset by an 11% increase in Net Sales for our Performance Solutions portfolio. For the quarter, Adjusted EBITDA for APM was $40 million, down compared to $61 million in the prior-year quarter. Adjusted EBITDA Margin was 12%, 400 basis points lower year-over-year. The declines were attributable to lower fixed-cost absorption given lower volume and an extended outage for maintenance and improvements during the quarter at one of our manufacturing sites, which is now back online.

Moving on now to our cash flow and balance sheet statements. In the fourth quarter 2023, we generated $482 million in GAAP operating cash flow, an increase of $321 million compared to the prior-year quarter. Fourth quarter Capex totaled $135 million, up from $67 million in the prior-year quarter. This increase in capex was driven by increased growth capital investments in our Performance Solutions portfolio in APM.

For full year 2023, GAAP operating cash flow was $556 million, compared to $755 million in the prior year. The year- over-year change was driven primarily by lower earnings and $66 million of outflows for PFAS litigation settlements, partially offset by working capital. Capex was $370 million, compared to $307 million in the prior year. This was lower than originally projected due to project timing.

As of December 31, 2023, Chemours had an unrestricted cash and cash equivalents balance of $1.2 billion. We also maintained $604 million in restricted cash and restricted cash equivalents held in escrow primarily related to the Chemours comprehensive settlement of PFAS-related drinking water claims announced in June of 2023. As we have previously disclosed, Chemours’ share of this settlement is $592 million and is already reflected in our restricted cash and restricted cash equivalents balance on the balance sheet as of December 31, 2023.

Disbursement of the restricted cash and restricted cash equivalents from escrow is pending the approval for the settlement becoming final in accordance with the terms of the settlement agreement. We also settled PFAS-related claims with the State of Ohio on November 28th, with our share of the settlement under the related MOU totaling $55 million. We expect this amount to be paid this year. Our total liquidity was $2.1 billion at year-end. This includes the $852 million available under our undrawn revolving credit facility net of outstanding letters of credit, but excludes restricted cash and restricted cash equivalents.

Turning to our capital profile. As of December 31, 2023, consolidated gross debt was $4.1 billion. Debt, net of our $1.2 billion of unrestricted cash and cash equivalents, was $2.9 billion. This resulted in a net leverage ratio of approximately 2.8x on a trailing 12-month Adjusted EBITDA basis at the end of the year. In 2023, we increased our aggregate borrowings by $400 million by amending and extending our U.S. dollar and euro-denominated term loans, providing additional flexibility to our capital structure. In terms of capital return to shareholders in 2023, we returned $218 million to shareholders in the form of $149 million of dividends and $69 million of share repurchases.

As we look forward, we currently expect our unrestricted cash and cash equivalents balance to decrease by approximately $600 million in the first half of 2024, with the majority of the decrease occurring in the first quarter of 2024, as the 2023 net working capital management actions unwind and we invest in the business. Restricted cash and restricted cash equivalents will decrease when we pay out the PFAS settlement disbursement. Also, corporate expenses for the first quarter of 2024 are expected to be higher by approximately $30 million, primarily due to the costs associated with the internal review process during the quarter.

As you saw in our press release yesterday and in our 10-K, an evaluation of our internal controls over financial reporting identified four material weaknesses as of December 31, 2023. These material weaknesses did not result in any material misstatements of our financial statements or disclosures. They did result in some immaterial revisions to certain prior period financial statements, and you can find more details in the footnotes to our Form 10-K.

We are already in the process of implementing enhancements to our internal controls. These actions will take time to implement, but we are already moving forward to address the material weaknesses. We are fully committed to actions that will not only address those weaknesses, but also strengthen our control environment going forward.

Denise, back over to you.

Denise M. Dignam

President & CEO

Thank you, Matt, for your incredible partnership at this important moment for Chemours. I am so lucky to have you by my side.

Now, let’s turn to our plans for guidance and our outlook. In the coming months, we’ll be speaking about new ways of forecasting our business. For now, we are only providing guidance for the first quarter. We are formulating our plan on guidance on a go-forward basis, and we’ll share more on our next earnings call.

There are a lot of moving parts to our first quarter, so let’s get into it. We expect about a 10% sequential decline in TT Net Sales for the first quarter of 2024 due to weaker demand, driven by some regional seasonality and a discrete, now resolved production challenge, resulting in an expected sequential decline in TT Adjusted EBITDA of approximately 15%. As we exit the first quarter, we are seeing positive trends in our order book, up from current levels.

For TSS, we anticipate about a 20% sequential growth in both Net Sales and Adjusted EBITDA for the first quarter 2024, driven by seasonality and demand for Opteon™ products. This is related to the regulatory transition and continued growth in low global warming potential solutions. This is expected to be partially offset by higher input costs from non-Corpus Christi sourced materials. We anticipate continued growth in our TSS segment. However, the EPA’s one-year extended sell-through date has slowed the transition to Opteon™ products for stationary applications.

For APM, we are projecting a sequential decline of about 10% in Net Sales for the first quarter 2024, driven by softness in economically-sensitive end markets and the tail impact of the previously mentioned fourth quarter extended outage at one of our large manufacturing sites. Again, this site is now back online and back to full production. We expect APM Adjusted EBITDA for the first quarter 2024 to be down about 20% sequentially. Absent the manufacturing issues that are now resolved, APM would have been relatively flat with the fourth quarter of 2023.

APM is nearing cyclical lows. Given where the Advanced Materials portfolio sits in the value chain, we see the business lagging overall market recovery by about six to nine months. Our Performance Solutions portfolio is our growth engine for APM, and I am very confident in its future. However, in the near term, we’re seeing some temporary headwinds in our growth path driven by two primary factors.

First, we’re currently sold out and are working to add PFA capacity, but we require a permit to do so. We’ve been working diligently with the relevant parties to advance this process and have been doing all the right things, including implementing state-of-the-art emission control technology. We look forward to serving our customers with this essential technology for the semiconductor industry, which is a major policy priority around the world and especially for the U.S. The second reason for the near-term weakness is slower than expected development of the hydrogen market. As anyone following the hydrogen story knows, government funding is not flowing as quickly as anticipated into the market, which is delaying projects. Hydrogen is a global energy and decarbonization policy focus. Therefore, we believe that this remains a growth opportunity, and acceleration is a matter of timing. For the first quarter of 2024, we expect consolidated Net Sales to be flat to slightly down sequentially with consolidated Adjusted EBITDA down approximately 10% compared with fourth quarter 2023 results.

So, I’d like to finish with a short list of things I’m going to do. Change has already begun. We have fundamentally changed how we operate at the top of this organization. We are now business-led, rather than corporate-led. This means more decision-making at the business level, and it means lowering corporate costs and embedding resources in the businesses closer to our bottom line and closer to our customers.

As I mentioned earlier, we are implementing our cost reduction plans, and we are confident that there is more that we can do. At the same time, we are funding high-return projects for the benefit of our customers and shareholders. I’m working with the organization to reinforce our values. Our values are why people choose Chemours. Recent events will only make us stronger.

Finally, I’m looking forward to meeting with you. So let’s start right now. Sarah, can you please open the line for questions?

Question And Answer

Operator

[Operator Instructions]

Your first question comes from the line of John McNulty with BMO Capital Markets.

John Patrick McNulty

BMO Capital Markets Equity Research

Congratulations on the new role. I’m sure it’s not how you envision getting it, but glad to have a steady hand at the wheel.

So maybe the first question is just on that and the accounting issues and what it means for Chemours from a management perspective. So Chemours had a number of senior leaders leave over the last couple of years even before the new CEO change and CFO departure as well. So a lot of talent at the firm has left. So, I guess, can you speak to the measures that you’re going to be taking and the firm is going to be taking to strengthen the bench so that Chemours can get the most out of its industry-leading platforms going forward?

Denise M. Dignam

President & CEO

I understand your question. First of all, I want to just state that our Q1 has a lot of moving parts, and it’s not indicative of the go-forward performance. So, I just want us to keep that in perspective as we continue the conversation.

I think there’s different ways to think about your question. First, we do not have an attrition problem in the company. There are leaders at many levels of the organization. There is deep experience across the organization that leads day-in and day-out operations.

We do want to bring a level of stability with the leadership at the executive team; but I want to assure you that I have confidence with where we are. There’s confidence in our customer base and there’s confidence with our employees in the business leadership. The business leaders, we all understand these businesses. We’ve had a long history in the businesses. And because of succession planning that has been done at the company, we’ve been able to backfill many of the key roles quickly and internally, and it has resulted in stability in the organization.

Just as a quick anecdote, we run a poll survey in our TT organization with our transformation work. And over the last month, confidence has gone up. I know it’s hard for you to see this, but there’s great stability in the organization. But we do want to have diversity of thinking on the executive team. And so part of our plan is to do comprehensive searches for the CFO position and for the TT President role.

So those things are underway right now. And I’ll just add as well – we don’t want turbulence, but I do believe change is good. And I think that there’s going to be benefits that come out of these changes.

John Patrick McNulty

BMO Capital Markets Equity Research

Got it. Very helpful answer. Maybe we can dig into, as just a follow-up with the second question, one of the core businesses. So let’s talk about the TT segment. So TiO2 normally seasonally picks up now. It looks like a lot of the industry destocking is done. And you guys actually have your own restructuring that looks like it’s bearing some fruit. So I guess I’m a bit surprised to see the weak start in terms of EBITDA for the first quarter.

So, can you help us to think about the dynamics here? It sounds like there was a plant issue, so maybe that’s a large part of it, but how we should be thinking about that? And how are you thinking about the TiO2 business as it pushes higher throughout 2024?

Denise M. Dignam

President & CEO

Absolutely. So as you know, I’ve spent the last year in the TT business. We have great customer relationships. We have strong assets and highly capable people. The fundamentals of this business are solid. You know this is a cyclical business, and we’re at a cyclical low. And when you get at the cycle low, things can get a little noisy. In Q1, we made some strategic decisions. We made some choices. One of those choices was that we decided to pull up a planned maintenance activity from Q2 to Q1. This was of a piece of equipment. This is something that we change -out every year to two years. And we were seeing equipment wearing faster, and we wanted to be ready when the market came back.

So we made the decision to pull that into the first quarter. Even though we had some low finished product inventory, it was a choice, and I think it was the right choice for the business. We’re seeing the second quarter coming in stronger. Our order velocity is improving. And right now, we’re looking at a 15% increase in volume going into Q2. And I just want to make sure I talk about the cost transformation in TT. We are well-positioned. And with the work that we’ve done there, it gives us enormous flexibility to go after the volume we want, when we want.

Operator

Your next question comes from the line of Mike Leithead with Barclays.

Michael James Leithead

Barclays Bank PLC, Research Division

And again, Denise, congrats on the new role, and look forward to working with you going forward. Maybe two questions on APM, just around some of the hydrogen comments you made. I guess, first, is the weakness largely a function of electrolyzer orders being slower than you thought? Is that sort of the right external metric to sort of grade the business’s volume on for us? And then second, can you just remind us how big hydrogen currently is for that business right now?

Denise M. Dignam

President & CEO

I look forward to working with you as well. So, looking at APM, with the hydrogen comments, you’re spot on. It’s related to electrolyzers. And maybe a bit of color there as well is that the supply chain isn’t full there. So when that funding happens, we fully expect that the orders are going to follow accordingly.

Relative to how big the size of the business is, I don’t really want to say how big the size of the business is. But what I will say is we have a double-digit growth, and we are sold out for the year.

Michael James Leithead

Barclays Bank PLC, Research Division

And maybe just one more circling back to TT. Just given some of the volatility of the past 12 to 18 months as you’re relooking at everything or thinking about Chemours going forward. Do you think there needs to be any change to your go-to-market or value stabilization strategy? Or is the TT Transformation largely one focused on cost as you see it today?

Denise M. Dignam

President & CEO

I’m just going to say what I said in my talk: I’d like to speak simple language. I don’t really like the branding because I think it’s confusing. TVS really is a pricing and contract strategy, and it’s core to our strategy. We feel really good about that work. It is something that we’re going to continue. But that in and of itself is not a strategy. It’s part of the strategy. We also have to continue our work on our supply reliability. Our quality is second to none. Our commercial relationships are critically important as another part of the strategy. And then the TT Transformation is also a key to our strategy as well. We want to be ready to have the lowest cost – as I said earlier, we want to be ready to do what we need to do. And to do that, we need to stay lowest cost.

Operator

Your next question comes from the line of Josh Spector with UBS.

Joshua David Spector

UBS Investment Bank, Research Division

I wanted to ask on TSS. I mean you made some comments about some of the EPA delays. I think it’s been pretty well publicized about some refrigerant inventory in the chain. So just curious how you see 2024 playing out with all the moving pieces? And I guess, specifically starting on the first quarter, sequentially, you’re up, but your sales are down 10% year-on-year. So trying to think about how that plays between price and volume and, again, how the industry develops over this year.

Denise M. Dignam

President & CEO

Yes. I mean for Q1, you’re correct that with the decline for the quarter for year-over-year. But first, I just want to say, the Opteon™ transition is happening. It’s just that with this sell-through transition date being delayed a year, it’s not, and I maybe would say it wasn’t, as robust as it would have been. The other piece of it, though, is that if you look year-on-year on auto builds, IHS is predicting a 2% decline, and that’s what we’re seeing. So that’s really a market phenomenon that’s happening relative to the OEM demand.

And you’re correct. What we’re seeing is excess HFC inventories. Depending on what happens, if there’s a hot spring, we get an extra turn of inventory that certainly will have a positive impact on the quarter.

I’m not going to give guidance for the full year, but I guess what I’ll say is our long-term growth expectations are unchanged for TSS. Huge confidence in this business. We are investing for growth this year as we have been, but especially, we’re adding a 40% expansion to Corpus Christi, and we’re also investing in R&D in our next-generation refrigerants as well as our immersion cooling. So, really good prospects for continued growth for TSS.

Joshua David Spector

UBS Investment Bank, Research Division

I guess if I could maybe ask about margins, and I guess it is a little bit tricky without guidance, I guess. But you look at your first quarter, your margins at 33% is what your guide is, roughly similar to fourth quarter. I guess, typically, there’s a much stronger first half versus second half. So I don’t know if there’s a way to think about it – should we expect margins up in 2Q? Or is this now reflective of higher costs and some of those other discrete items this year where second half has a normal lower margin phasing? I guess any way to think about those moving parts and what you would consider maybe the normal margin for this business over the course of a year today.

Denise M. Dignam

President & CEO

So, I just want to reemphasize, our longer-term growth expectations are unchanged. One way to think about this is that we’re out of capacity for Opteon™, and we’re investing in 40% increasing capacity, which will start to come online in 2025. In the meantime, we source non-Corpus product. And so it comes at a bit of a lower margin.

Our Corpus Christi facility is absolutely state-of-the-art and proprietary technology for low cost. So, any time we’re not using the Corpus Christi material, we have a little bit of a hit on margin through our JV. The other way to think about the year is that we’re investing more in R&D because we see the potential in this business.

Operator

Your next question comes from the line of Duffy Fischer with Goldman Sachs.

Patrick Duffy Fischer

Goldman Sachs Group, Inc., Research Division

You talked about leverage being 2.8x now and talked about cash flow being negative $400 million in the quarter, and your guide is below last year’s EBITDA. So how high do you see that leverage number creeping up this year? And would you have a goal of paying down some debt once you get on the other side of this?

Matthew S. Abbott

Interim CFO and Principal Financial & Accounting Officer

Duffy, this is Matt. I think, as you know, we typically try to target around 3x net leverage as a target over the medium term. You’re right. Certainly, that could move around this year subject to the cash flows through the year. On a near-term basis, as I described, we do expect a usage of cash in the first half of the year of approximately $600 million. So it will be north of 3x as we go through the midpoint of the year. But typically, with seasonality, we see cash coming the other way in the second half of the year.

Patrick Duffy Fischer

Goldman Sachs Group, Inc., Research Division

And then on titanium dioxide. What’s your expectation for portal sales versus contract this year versus last year? Does that split change much? And then I’m sure you’ve looked at peer numbers that have reported already. Your volumes look meaningfully different than theirs. Are you structurally losing market share? Do you think to them to keep pricing? Or what’s the delta between you and peers on volume?

Denise M. Dignam

President & CEO

Maybe I just want to put a point on where Matt ended first, in that when we think about where we are in the cycle, TT is at a cyclical low. As that business rebounds with the market recovery, there’s a huge cash generation capability in TT. Going to how we’re performing versus peers, I really don’t want to get into what peers are predicting and what we’re predicting. What I’m going to say is, I have super confidence in our commercial strategy and the decisions that we made. As I said, we made decisions in the first quarter that were really for longer-term strategic reasons for the year so that we are going to be ready for the rebound.

Operator

Your next question comes from the line of Hassan Ahmed with Alembic Global Advisors.

Hassan Ijaz Ahmed

Alembic Global Advisors

Congratulations on the new role. A macro and a micro question, right? On the macro side of things, just strategically, as you sort of sit there, take a look at the portfolio as it sits, I mean clearly, you guys aren’t getting a multiple, right? And some people will sit there and think about maybe a cyclical part of a segment sitting there, maybe holding back your portfolio, right? Maybe holding back your multiple. I mean, how are you strategically thinking differently from the past regime? And then I’ll get into the micro.

Denise M. Dignam

President & CEO

From a strategic standpoint, I just want to be really simple about it. There’s two new priorities. First is we have to reduce cost. We have to get cost out. We are well on our way in TT. We’re working on the next phase in APM, and we’re looking at our overall cost structure at a corporate level. That’s number one. Number two, we’re going to invest in these major attractive growth opportunities we have in the company.

So they’re really the two priorities. I would say there’s also a priority on, we’re going to execute. We’re going to be business-led. And I don’t know if you’d say that’s a difference, but that’s how we’re going to behave.

Hassan Ijaz Ahmed

Alembic Global Advisors

Fair enough. And on the micro side of things, if I may ask a question around TT. You guided to Q1 revenues being down 10%, right? One of your larger competitors was talking about volumes being up 12% to 16% sequentially and pricing being flat. So the first part of that question is, are you guys losing market share that warrants the guidance that you gave? Or are you seeing something that you’re seeing a bit later on, since your large competitor sort of gave that guidance, maybe the market is weakening and strengthens thereon after. And part and parcel with that, also about your guidance was the $30 million corporate uptick in terms of headwinds on the corporate side of things.

Denise M. Dignam

President & CEO

Maybe I’ll just answer the more straightforward one. That $30 million is the cost estimate for the internal investigation in the first quarter. So that’s how I think about it. The onetime cost. Again, I don’t want to comment on what our competitors are projecting. I’ll just tell you how we’re thinking about things. And I mentioned we made decisions in the first quarter around volume that will set us up for the year.

Our transformation plan is to be – we want to be – the lowest cost producer, so that we have the opportunity to play where we want to play. So when you get into the bottom of the cycle, as we said, it’s noisy. And you may choose, if you look especially, say, at our Flex and distribution channels, there are commercial channels for a reason because we want to be able to play and have some level of flexibility whether you’re in the downside of the cycle or the upside of the cycle. And we’re still keeping with our strategy around our contracts, the percent that we’re targeting for our contract customers. And as I said earlier, we are seeing a bump in volumes going into the second quarter of the order of about 15%.

Operator

Your next question comes from the line of Arun Viswanathan with RBC Capital Markets.

Arun Shankar Viswanathan

RBC Capital Markets, Research Division

This is Adam on for Arun. Congratulations on the new role Denise. If we can look back at TT again for a moment, I’m thinking about the $125 million cost savings you called out for ‘24. I was wondering if you guys might be able to give any kind of color around cadence for some of those benefits and how that might look through the rest of the year?

Denise M. Dignam

President & CEO

Yes, the way you can think about that is just ratable through the year.

Arun Shankar Viswanathan

RBC Capital Markets, Research Division

And thinking of maybe timing of recovery, I know you called out that second quarter order rates are looking really positive. And thinking about maybe further out of the curve. I know you’re not giving full year guidance at this time, but how are you guys thinking about timing of potentially returning to mid-cycle and getting back to that $1.4 billion EBITDA level? Do you see that as feasible in the next couple of years? And what are your thoughts around that?

Denise M. Dignam

President & CEO

Yes, the way of looking at it now is that we’re restocking. We’re restocking the supply chain. It’s very hard to predict exactly when we know the recovery is going to happen. It’s hard to predict when. You can think about one of the key indicators is going to be around interest rate changes that might happen around the world and, in particular, in the U.S.. The TT business is very dependent on consumer demand, consumer buying. And so that’s going to be, I would say, a key indicator for ramp-up.

Operator

Your next question comes from the line of Jeff Zekauskas with JPMorgan.

Jeffrey J. Zekauskas

JPMorgan Securities LLC

Lomon Billions has added a few hundred thousand tons of chloride-based TiO2 capacity. Do you think that that’s going to the overall Asian markets? Or will it stay in China? Or how do you see the industry being affected by a new chloride- based TiO2 competitor in size?

Denise M. Dignam

President & CEO

It’s true. We see in the numbers that the China exports are increasing. One of the things to note is the weakness of the domestic market. And I think that gives customers pause, relative to long-term reliability, stability of supply. That is still a very, very key value proposition for the trust and confidence of customers that you’re going to be able to service them day in, day out, reliably with high quality.

The other aspect that you have to consider in mature product lines such as titanium dioxide is that you need to be able to compete in all market scenarios. And that’s really part of the TT Transformation Plan, continuing to drive to a lower cost – being the lowest-cost producer.

Unknown Analyst

And then for my follow-up, just so I understand your guide roughly, are your TiO2 volumes for the first quarter going to be down 10% sequentially and then up 15% sequentially in the second quarter? Is that the meaning of your guide in very rough terms?

Denise M. Dignam

President & CEO

Yes. Specifically, I was talking about volume. So volume increases first quarter into second quarter on the order of 15%.

Operator

Your next question comes from the line of Vincent Andrews with Morgan Stanley.

Vincent Stephen Andrews

Morgan Stanley, Research Division

I wanted to get a little more detail on the $125 million of cost out, and I can ask it two ways. One, if you could just sort of help us understand the buckets of where that’s coming from? And then secondly, Denise, as you run the overall organization now, I’ve watched over the years lots of chemical companies focused on taking costs out, and they’re able to do it. But one of the unfortunate collateral consequences sometimes is that incremental focus within the organization on costs can ultimately lead to maybe less top line performance than otherwise might have been the case, whether it’s not getting as much growth or just distraction in the organization. So, how are you managing this aggressive cost move within the TT segment, in particular, to make sure the organization really keeps its eye on the ball?

Denise M. Dignam

President & CEO

First of all, as far as the buckets, and it might get a little bit at the second part of your question. To talk about the buckets for the transformation, one obvious big one was the shutdown of the Kuan Yin facility, because it really was a high-cost plant, and it really was not something that was adding value to the business. When you think about, ‘What are all the other buckets?’, we did do an organization redesign. And we looked at what is our strategic intent and where do we need to have resources. So, there was a little leaning out of the organization. But when you go beyond that, it’s really about productivity and efficiency, which actually drives huge confidence in people.

So one big area that we focused on was in mining. So, we have these mines; we bought these mines. And we were not getting what we should be getting out of those mines. Actually, we added some cost to get ultimately lower cost. We added more very focused leadership over mining and brought it more into the center of the TT strategy. From 2022 to now, we’ve increased the volume out of those mines by over 70%. And we’re still working on more.

The other things that we’ve done is just – and I really do think it’s in our roots – we’re technology people. We’re scientists, we’re engineers; and it’s really getting back to process technology. How do you have better yields? How do you reduce energy cost? These are the kind of things where you want to be really crisp. So to me, that brings a lot of energy to the team because they’re just performing really well. This would not be successful if it was burning the furniture. This has to be strategic, and it has to be led throughout the whole organization.

The frontline folks are critically important to the success of the TT Transformation Plan. And it’s why we run a very, very comprehensive change management program. We send out surveys every two weeks, quick surveys to have people tell us how they’re feeling. Do they have the capability? Do they have the capacity? So I am super confident in where we are and that this is going to only make us stronger.

Vincent Stephen Andrews

Morgan Stanley, Research Division

As a follow-up, I believe in the prepared remarks, you talked about TiO2 volume being down in the fourth quarter in North America, but up in the other regions. Will that same dynamic continue in the first quarter? And does that dynamic inflect into the second quarter? So, any details on the North American market would be helpful.

Denise M. Dignam

President & CEO

I would say the North American market has started off slow in the first quarter, but we’re seeing going into the second quarter improvement in all regions.

Operator

We have reached the end of our question-and-answer session. Thank you for joining the Chemours fourth quarter and year-end 2023 Results Conference Call. You may now disconnect your lines.

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